EXHIBIT 99.2

PART II

ITEM 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations
(Dollar amounts in millions, except per share data)
Information regarding the business and markets of A.M. Castle & Co. and its subsidiaries (the “Company”) is included in Item 1 - Business of our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2015.
The following discussion should be read in conjunction with Item 8 - Financial Statements and Supplementary Data. The following discussion and analysis of our financial condition and results of operations contain forward-looking statements and includes numerous risks and uncertainties, including those described under Item 1A - Risk Factors and Disclosure Regarding Forward-Looking Statements of our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2015. Actual results may differ materially from those contained in any forward-looking statements.
EXECUTIVE OVERVIEW
The Company’s strategy is to become the foremost global provider of metals products and services and specialized supply chain solutions to targeted global industries.
The following significant events occurred which impacted the Company’s operations and/or financial results:

•	Net sales declined by 24.2% compared to 2014 primarily due to decreased sales volumes and downward pricing on most products;

•	Operating cash flows improved from use of cash of $75.1 million in 2014 to a use of cash of $22.1 million in 2015 as a result of a significant reduction in inventory;

•
Completed the operational restructuring plan announced in April 2015 including the implementation of a new executive and branch management structure and the closure of seven facilities in geographically overlapping areas. Recognized $50.6 million in restructuring costs for the year including $25.7 million related to inventory identified to be scrapped or written down;

•	Opened a new warehouse and distribution center of excellence in Janesville, Wisconsin in the fourth quarter of 2015;

•
Recognized a $16.0 million restructuring gain on of the sale of the Company's facilities in Franklin Park, IL and Worcester, MA in the fourth quarter of 2015 and a $5.6 million gain on the sale of the Company's facility in Blaine, MN in the first quarter of 2015;

•
Recorded a $33.7 million non-cash impairment charge in the fourth quarter of 2015 related to the customer relationships and trade names intangible assets acquired in the Tube Supply acquisition in December 2011;

•
Recorded a $61.5 million non-cash charge for the write-down of inventory and purchase commitments of the Company's Houston and Edmonton facilities. In February 2016, the Company announced the sale of this inventory, which primarily serviced the oil and gas industry, as well as plans to close the Houston and Edmonton facilities;

•
During the fourth quarter of 2015, the Company elected to change its method of inventory costing for its U.S. metals inventory to the average cost method from the last-in first-out ("LIFO") method. The Company applied this change in method of inventory costing by retrospectively adjusting the prior period financial statements;

•
In February 2016, the Company completed a private exchange offer and consent solicitation to certain eligible holders to exchange new 12.75% Senior Secured Notes due 2018 for the Company’s outstanding 12.75% Senior Secured Notes due 2016;

•
On March 15, 2016, the Company completed the sale of its wholly-owned subsidiary, Total Plastics, Inc. ("TPI"), for $55.1 million in cash, subject to customary working capital adjustments. The Company used the proceeds of the sale to pay down debt, pursuant to its previously announced plan to improve its capital structure. The sale of TPI allows the Company to focus solely on its core metals business going forward. TPI is reflected in

EXHIBIT 99.2

the accompanying consolidated financial statements as a discontinued operation, and all the financial data in this filing has been recast to present TPI as a discontinued operation retrospectively for all periods presented.

Recent Market and Pricing Trends
Sales were down 24.2% in 2015 compared to 2014 as the Company experienced a combination of lower demand and pricing pressure for virtually all of its core products. The products most notably down during the year were those dependent on the energy sector, which includes oil and gas, and the industrials sector. The aerospace sector showed some signs of improvement mainly on the strength of aluminum demand and pricing.
Industry data provided by the Metals Service Center Institute ("MSCI") indicates that overall 2015 U.S. steel service center shipment volumes decreased 8% compared to 2014 levels. According to MSCI data, industry sales volumes of products consistent with the Company's product mix were also down 8% in 2015 compared to 2014. The products which had the most significant declines according MSCI data included those heavily dependent on the energy sector and the industrials sector, namely cold finished carbon products, carbon plate and carbon pipe and tube products.
A decrease in the demand for the Company's products, as was seen in 2015 compared to 2014, has a significant impact on the Company's operating results. A decrease in demand results in lower sales dollars which, once costs and expenses are factored in, leads to less dollars earned from normal operations. Although the lower demand also decreases the cost of materials and operating costs including warehouse, delivery, selling, general and administrative expenses, the decrease in these costs and expenses is often less than the decrease in sales dollars due to fixed costs, resulting in lower operating margins. Through the Company's recent restructuring activities, management believes it will be in a better position to react to decreases in customer demand and manage the impact that demand decreases have on operating margins. Similarly, management believes it will allow the Company to experience operating margin growth, and therefore growth in operating margin dollars, in periods of increasing demand.
The Company was impacted by significant downward pricing pressure on most of its products in 2015. Pricing for products can have a more significant impact on the Company's operating results than demand because of the following reasons, among others:

•
Changes in volume resulting from changes in demand typically result in corresponding changes to the Company’s variable costs. However, as pricing changes occur, variable expenses are not directly impacted.

•	If surcharges are not passed through to the customer or are passed through without a mark-up, the Company’s profitability will be adversely impacted.
Throughout the year the Company was forced to lower its pricing to remain competitive, a consequence that was largely due to historically high levels of import material coming into the U.S. market and deflating prices. Overall, gross margins, calculated as net sales less cost of materials divided by net sales, decreased from 22.5% in 2014 to 8.9% in 2015. The year ended December 31, 2015 cost of materials included a $61.5 million non-cash charge for the write-down of inventory and purchase commitments of the Company's Houston and Edmonton facilities and a $25.7 million non-cash charge for inventory to be scrapped or written down related to 2015 restructuring activities. Excluding these non-cash charges, gross margins between 2015 and 2014 were relatively flat. The Company was able to maintain gross margins, excluding the two non-cash inventory charges discussed above, by improved inventory management and better matching of sales prices with the inventory replacement cost. Although the Company expects the pricing pressure to continue into 2016, which will continue to impact the Company's operating results, management believes that favorable pricing from suppliers, implementation of its inventory management strategies and a focus on quality and superior customer service will provide a competitive advantage in a difficult metals pricing environment.

EXHIBIT 99.2

Current Business Outlook
The current business conditions are different for each of the Company's target markets. The energy market, which is largely tied to the oil and gas sector, is particularly weak as lower oil prices have forced oil and gas companies to significantly decrease their spending on capital projects which use the Company's products. The Company expects this trend to continue well into 2016. The industrial market in which the Company sells products is also generally soft with global economic uncertainties, particularly in China, causing the end-users of the Company's products to take a conservative approach towards capital spending. The strongest of the Company's target markets continues to be aerospace with strong defense and commercial spending driving the demand for the Company's aluminum and stainless products. The Company expects continued growth opportunities in the aerospace market.
In February 2016, the Company announced the sale of all inventory from its Houston and Edmonton facilities that primarily service the oil and gas sector. With this sale, and the planned closure of the Houston and Edmonton facilities, the Company has significantly lowered its exposure to oil-related market fluctuations. Going forward, the Company will be primarily focused on two key industries, aerospace and industrial.
With regards to pricing, lower pricing on many of the Company's products in 2015 had a significant impact on its financial performance. Historically high levels of foreign imports into the U.S. market have driven prices down as have inventory de-stocking actions taken by many of the Company's competitors. In response to both these pricing pressures, the Company has been forced to lower its prices in order to remain competitive in the market. The Company expects the pricing pressures experienced in 2015 to continue into the next year.
The Company believes that the actions taken with its 2015 restructuring plan provide signs of encouragement even in the challenging environment currently facing the steel and commodity markets. Namely, the Company has consolidated its facilities and pushed more accountability down to its local branch management. The Company believes this will allow it to be more responsive to the needs of its customers and enable it to quickly capitalize on transactional sales opportunities as they become available in the markets served. With the reduction in its cost structure and improved asset management, the Company believes it will be better positioned to generate positive operating cash flow in periods of sluggish sales and incremental profitability in periods of sales growth.
On March 15, 2016, the Company completed the sale of its wholly-owned subsidiary, TPI, for $55.1 million in cash, subject to customary working capital adjustments. The Company used the proceeds of the sale to pay down debt, pursuant to its previously announced plan to improve its capital structure. The sale of TPI allows the Company to focus solely on its core metals business going forward. TPI is reflected in the accompanying consolidated financial statements as a discontinued operation, and all the financial data in this filing has been recast to present TPI as a discontinued operation retrospectively for all periods presented.

EXHIBIT 99.2

RESULTS OF OPERATIONS: YEAR-TO-YEAR COMPARISONS AND COMMENTARY
Our discussion of comparative period results is based upon the following components of the Company’s Consolidated Statements of Operations and Comprehensive Loss.
Net Sales —The Company derives its sales from the processing and delivery of metals. Pricing is established with each customer order and includes charges for the material, processing activities and delivery. The pricing varies by product line and type of processing. From time to time, the Company may enter into fixed price arrangements with customers while simultaneously obtaining similar agreements with its suppliers.
Cost of Materials — Cost of materials consists of the costs that the Company pays suppliers for metals and related inbound freight charges, excluding depreciation and amortization which are included in operating costs and expenses discussed below. During the fourth quarter of 2015, the Company elected to change its method of inventory costing for its U.S. metals inventory to the average cost method from the last-in first-out ("LIFO") method. The accounting policy change has been applied retrospectively to the prior year financial statements presented (See Note 1 - Basis of Presentation and Significant Accounting Policies to the consolidated financial statements.
Operating Costs and Expenses — Operating costs and expenses primarily consist of:

•	Warehouse, processing and delivery expenses, including occupancy costs, compensation and employee benefits for warehouse personnel, processing, shipping and handling costs;

•	Sales expenses, including compensation and employee benefits for sales personnel;

•
General and administrative expenses, including compensation for executive officers and general management, expenses for professional services primarily related to accounting and legal advisory services, bad debt expense, data communication and computer hardware and maintenance;

•
Restructuring expense and income, including moving costs and gain on the sale of fixed assets associated with plant consolidations, employee termination and related benefits costs associated with workforce reductions, lease termination costs and other exit costs;

•	Depreciation and amortization expenses, including depreciation for all owned property and equipment, and amortization of various intangible assets; and

•	Impairment of intangible assets and/or goodwill.
2015 Results Compared to 2014
The following table sets forth certain statement of operations data for the year ended December 31, 2015 and 2014.

	Year Ended December 31,
	2015		2014		Favorable/(Unfavorable)
	$	% of Net Sales	$	% of Net Sales	$ Change	% Change

Net sales	$637.9	100.0%	$841.7	100.0%	$(203.8)	(24.2)%
Cost of materials (exclusive of depreciation and amortization)(a)	581.2	91.1%	652.4	77.5%	71.2	10.9%
Operating costs and expenses(b)	244.8	38.4%	298.5	35.5%	53.7	18.0%
Operating loss	$(188.1)	(29.5)%	$(109.2)	(13.0)%	$(78.9)	(72.3)%

EXHIBIT 99.2

(a) Cost of materials includes $61.5 million non-cash charge for the write-down of inventory and purchase commitments of the Company's Houston and Edmonton locations recognized in the fourth quarter of 2015 and a $25.7 million non-cash charge for inventory which was identified to be scrapped or written down in conjunction with 2015 restructuring activities.
(b) The Company recorded a $33.7 million non-cash intangible assets impairment charge and a $5.6 million gain on the sale of the Company's facility in Blaine, Minnesota during the year ended December 31, 2015. The Company recorded a $56.2 million non-cash goodwill impairment charge during the year ended December 31, 2014.
Net Sales:
Net sales were $637.9 million in 2015, a decrease of $203.8 million, or 24.2%, compared to 2014 reflecting lower demand and average selling prices compared to 2014.
Total pricing per ton sold increased by 1.4% compared to 2014 mainly on the strength of pricing for aluminum and stainless products and a slightly favorable sales mix towards aluminum and stainless products and away from tubing products, which had a large price decrease in 2015. In 2015, significant downward pricing pressure on many of the products the Company sells were the result of record high imports into the U.S as well as lower prices on the products purchased from mills. This downward pricing resulted in lower average selling prices of 5% to 13% on several of the Company's largest product categories as a percentage of tons sold including tubing and SBQ bar. Total sales volumes declined by 25.7% compared to 2014 with the most significant declines in sales volume on those products traditionally sold to the energy market (oil and gas) including tubing, alloy bar and carbon and alloy plate. Tons sold per day of aluminum, which is traditionally sold to the Aerospace market, increased in 2015 compared to 2014.
Cost of Materials:
Cost of materials (exclusive of depreciation and amortization) during 2015 were $581.2 million, a decrease of $71.2 million, or 10.9%, compared to 2014 cost of materials of $652.4 million primarily due to the decrease in sales volume during 2015. 2015 included a $61.5 million non-cash charge for the write-down of inventory and purchase commitments of the Company's Houston and Edmonton locations recognized in the fourth quarter of 2015 and a $25.7 million non-cash charge for inventory which was identified to be scrapped or written down in conjunction with 2015 restructuring activities. The restructuring charge includes a provision for small pieces of inventory at closing branches which were not moved, as well as provisions for excess inventory levels based on estimates of current and future market demand. Management decided it was more economically feasible to scrap aged material as opposed to expending the time and effort to sell such material in the normal course. The majority of the inventory written down in 2015 was inventory for the oil and gas market.
Cost of materials as a percent of net sales were higher in 2015 than 2014 due to the $61.5 million non-cash charge for the write-down of inventory and purchase commitments of the Company's Houston and Edmonton locations and the $25.7 million non-cash charge for inventory written down in conjunction with 2015 restructuring activities.
Operating Costs and Expenses and Operating (Loss) Income:
Total operating costs and expenses decreased $53.7 million, or 18.0%, from $298.5 million in 2014 to $244.8 million during 2015. As a percent of net sales, operating costs and expenses increased to 38.4% in 2015 compared to 35.5% in 2014. In 2015, the Company recorded a $33.7 million non-cash intangible assets impairment charge and a $5.6 million gain on the sale of the Company's facility in Blaine, Minnesota. In 2014, the Company recorded a $56.2 million non-cash goodwill impairment charge. In addition, a net loss of $9.0 million associated with the Company's restructuring activities was included in operating costs and expenses in 2015 compared to a net gain of $3.0 million included in 2014. Restructuring activities for 2015 consisted of employee termination and related benefits related to workforce reductions, lease termination costs, moving costs associated with plant consolidations, a gain on the sale of the Company's warehouse and distribution facilities in Franklin Park, Illinois and Worcester, Massachusetts and professional fees. The restructuring charges recorded during 2014 consisted of a $5.5 million gain on the sale of fixed assets, partially offset by employee termination and related benefits for the workforce reductions announced in June

EXHIBIT 99.2

2014, moving costs associated with plant consolidations announced in October 2013 and lease termination costs related to the restructuring activities announced in January 2013. For additional detail, see Note 11 - Restructuring Activity to the consolidated financial statements.
In addition to the intangible assets impairment in 2015, the goodwill impairment in 2014 and restructuring gains and losses in both years, all other operating costs and expenses decreased by $43.2 million in 2015 compared to 2014. The decrease was primarily due to decreases in sales, general and administrative costs and warehouse, processing and delivery costs which related to the following:

•
Warehouse, processing and delivery costs decreased by $25.8 million, which includes the $5.6 million gain on sale of facility in the first quarter of 2015. Other items contributing to the decrease were lower payroll and benefits costs, lower facility costs resulting from plant closures, and lower variable costs resulting from the decrease in sales volume in the year.

•
Sales, general and administrative costs decreased by $16.3 million primarily due to lower payroll and benefits costs resulting from restructuring activity workforce reductions, lower discretionary spending and lower fees for outside consulting services.

•
Depreciation and amortization expense decreased by $1.1 million in 2015 mainly due to lower amortization expense resulting from the non-compete and developed technology intangible assets which became fully amortized in 2014.

Operating loss for 2015, including intangible assets impairment charges of $33.7 million, net restructuring losses of $9.0 million, total write-downs of inventory and purchase commitments of $87.1 million and a $5.6 million gain on sale of facility, was $188.1 million compared to an operating loss of $109.2 million in 2014, which included a goodwill impairment charge of $56.2 million and net restructuring gain of $3.0 million.
Other Income and Expense, Income Taxes and Net Loss:
Interest expense was $40.5 million in 2015, an increase of $0.7 million compared to 2014 as a result of higher revolver borrowings in 2015.
Other expense related to foreign currency transaction losses was $6.3 million in 2015 compared to $4.3 million for 2014. The majority of these transaction losses related to unhedged intercompany financing arrangements between the United States and the United Kingdom and Canada.
The Company recorded an income tax benefit of $23.6 million in 2015 compared to a tax benefit of $22.9 million in 2014. The Company’s effective tax rate is expressed as income tax benefit (expense), which includes tax expense on the Company’s share of joint venture earnings or losses, as a percentage of income (loss) before income taxes and equity in earnings (losses) of joint venture. The effective tax rate for 2015 and 2014 was 10.0% and 15.0%, respectively. The lower effective tax rate results from changes in the geographic mix and timing of income (losses), recording valuation allowances against certain deferred tax assets in the U.S. and at certain foreign jurisdictions and the impact of the goodwill impairment charge in 2014.
Equity in losses of the Company’s joint venture was $1.4 million in 2015 compared to equity in the earnings of the Company's joint venture of $7.7 million in 2014. Weaker demand and pricing for Kreher's products, mainly in the energy and industrial markets, were the primary factors contributing to the decrease in the earnings of the Company's joint venture. In addition, in 2015 Kreher recognized a $3.5 million charge for the impairment of goodwill of which $1.8 million was recognized by the Company through the equity in losses of joint venture and a $1.0 million expense was recognized by the Company related to foreign currency losses associated with intercompany financing arrangements among Kreher entities.
Loss from continuing operations for 2015 was $212.8 million compared to a loss from continuing operations of $122.7 million for 2014. Income from discontinued operations, net of income taxes, was $3.0 million for 2015 compared to

EXHIBIT 99.2

income from discontinued operations, net of income taxes, of $3.3 million for 2014. Net loss for 2015 was $209.8 million, or $8.91 per diluted share, compared to net loss of $119.4 million, or $5.11 per diluted share, for 2014.
2014 Results Compared to 2013
The following table sets forth certain statement of operations data for the year ended December 31, 2014 and 2013.

	Year Ended December 31,
	2014		2013		Favorable/(Unfavorable)
	$	% of Net Sales	$	% of Net Sales	$ Change	% Change

Net sales	$841.7	100.0%	$918.3	100.0%	$76.6	(8.3)%
Cost of materials (exclusive of depreciation and amortization)(a)	652.4	77.5%	692.2	75.4%	39.8	5.7%
Operating costs and expenses(b)	298.5	35.5%	255.0	27.8%	(43.5)	(17.1)%
Operating loss	$(109.2)	(13.0)%	$(28.9)	(3.2)%	$(80.3)	(277.9)%
(a) Cost of materials includes a $1.2 million non-cash charge for inventory which was identified to be scrapped or written down in conjunction with 2013 restructuring activities.
(b) The Company recorded a $56.2 million non-cash goodwill impairment charge during the year ended December 31, 2014.
Net Sales:
Net sales were $841.7 million in 2014, a decrease of $76.6 million, or 8.3%, compared to 2013 reflecting lower average selling prices and demand compared to 2013.
Total pricing declined by 5.9% compared to 2013. The pricing decline was primarily driven by average price decreases for aluminum, nickel and tubing products. Total sales volumes declined by 1.7% compared to 2013. Carbon and alloy plate, tubing and aluminum products had the most significant decline in sales volumes compared to 2013. All of the products had lower average selling prices when compared to 2013, with most average selling prices lower by 4% to 9%.
Cost of Materials:
Cost of materials (exclusive of depreciation and amortization) during 2014 were $652.4 million, a decrease of $39.8 million, or 5.7%, compared to 2013. Cost of materials included charges associated with net realized and unrealized losses for forward contracts related to the commodity hedging program of $0.3 million and $2.1 million for 2014 and 2013, respectively. Cost of materials in 2013 included $1.2 million of charges related to the write off of inventory as part of the Company's restructuring activities that were announced in January 2013. Cost of materials as a percent of net sales were higher in 2014 than 2013 primarily due to increases in inventory reserves for excess and obsolete material.
Operating Costs and Expenses and Operating (Loss) Income:
Total Operating costs and expenses increased $43.5 million, or 17.1%, from $255.0 million, or 27.8% of net sales in 2013 to $298.5 million, or 35.5% of net sales, during 2014.
The Company recorded a $56.2 million goodwill impairment charge during the second quarter of 2014 that is reflected in operating expenses for 2014. In addition, a net gain of $3.0 million associated with the Company's restructuring activities was included in operating costs and expenses in 2014. Restructuring activities for 2014 consisted of a gain on the sale of fixed assets in Houston where the Company completed an October 2013 announced plant consolidation partially offset by employee termination and related benefits for the workforce reductions from the organizational changes announced in June 2014, moving costs associated with the plant consolidations announced in October 2013,

EXHIBIT 99.2

and lease termination costs related to the restructuring activities announced in January 2013. The Company recorded restructuring charges of $9.0 million in operating costs during 2013 for the January and October 2013 announced restructuring activities related to moving costs associated with the plant consolidations, employee termination and related benefits, lease termination costs and other exit costs.
In addition to the goodwill impairment and restructuring items, all other operating costs decreased by $0.7 million in 2014 compared to 2013 related to the following:

•
Warehouse, processing and delivery costs increased by $0.5 million to $126.7 million, or 15.1% of net sales, primarily as a result of the decrease in sales activity in 2014 and cost decreases resulting from 2014 restructuring activities, which was partially offset by higher costs from branch consolidations in locations that serve plate and oil and gas end markets and the Company's strategic local inventory deployment initiative.

•
Sales, general and administrative costs decreased by $1.0 million to $94.2 million, or 11.2% of net sales, primarily due to lower payroll and benefits costs resulting from restructuring activity workforce reductions.

•	Depreciation and amortization expense decreased by $0.2 million in 2014.
Operating loss for 2014, including goodwill impairment charges of $56.2 million and a net gain from restructuring activity of $3.0 million, was $109.2 million compared to an operating loss of $28.9 million, including $9.0 million of restructuring charges, in 2013.
Other Income and Expense, Income Taxes and Net Loss:
Interest expense was $39.8 million in 2014, a decrease of $0.5 million compared to 2013. In 2013, the Company recognized a $2.6 million loss on the extinguishment of debt resulting from the retirement of $15.0 million of the Company’s 12.75% Senior Secured Notes due 2016 in the fourth quarter of 2013. There was no such loss on extinguishment of debt recognized in 2014.
Other expense related to foreign currency transaction losses was $4.3 million in 2014 compared to $1.9 million for 2013. The majority of these transaction losses related to unhedged intercompany financing arrangements between the United States and the United Kingdom and Canada.
The Company recorded an income tax benefit of $22.9 million in 2014 compared to income tax benefit of $24.9 million in 2013. The Company’s effective tax rate is expressed as income tax benefit (expense), which includes tax expense on the Company’s share of joint venture earnings or losses, as a percentage of income (loss) before income taxes and equity in earnings (losses) of joint venture. The effective tax rate for 2014 and 2013 was 15.0% and 33.8%, respectively. The lower effective tax rate for 2014 compared to 2013 results from changes in the geographic mix and timing of income (losses), recording valuation allowances against certain deferred tax assets at certain foreign jurisdictions and the impact of the goodwill impairment charge.
Equity in earnings of the Company’s joint venture was $7.7 million in 2014 compared to $7.0 million in 2013.
Loss from continuing operations for 2014 was $122.7 million compared to a loss from continuing operations of $41.8 million for 2013. Income from discontinued operations, net of income taxes, was $3.3 million for 2015 compared to income from discontinued operations, net of income taxes, of $2.3 million for 2013. Net loss for 2014 was $119.4 million, or $5.11 per diluted share, compared to net loss of $39.5 million, or $1.70 per diluted share, for 2013.

EXHIBIT 99.2

Liquidity and Capital Resources
Cash and cash equivalents increased (decreased) as follows:

	Year ended December 31,
	2015	2014	2013
Net cash (used in) from operating activities	$(22.1)	$(75.1)	$74.4
Net cash from (used in) investing activities	20.4	(4.9)	(10.8)
Net cash from (used in) financing activities	5.5	58.2	(53.9)
Effect of exchange rate changes on cash and cash equivalents	(1.2)	(0.6)	(0.5)
Net change in cash and cash equivalents	$2.6	$(22.4)	$9.2
The Company’s principal sources of liquidity are cash provided by operations and available borrowing capacity to fund working capital needs and growth initiatives. Specific components of the change in working capital are highlighted below:

•
During 2015, lower accounts receivable balances compared to year-end 2014 resulted in a $34.4 million cash flow source compared to a $4.7 million cash flow use for 2014. The lower receivables balance was a result of lower sales volume in 2015 compared to 2014. Average receivable days outstanding was 53.3 for 2015 and 52.2 days for 2014.

•
During 2015, lower inventory levels compared to year-end 2014 resulted in $64.0 million of cash flow source compared to higher inventory levels that were a cash flow use of $20.0 million in 2014. Approximately $23.8 million of the improvement in inventory levels was related to scrapping restructuring activities. In 2015 the Company also successfully decreased inventory through better alignment and execution of its inventory purchase plans with current market dynamics. Inventory levels increased during 2014 due to certain discrete initiatives as well as forecasting policies and purchase plans not being aligned with unfavorable changes in market dynamics. Average days sales in inventory was 201.7 days for 2015 as compared to 189.0 days for 2014. The increase in average days sales in inventory in 2015 compared to 2014 was largely due to decreases in sales volume in 2015, offset somewhat by the overall decrease in inventory in 2015. As a key component of its inventory reduction plans, the Company has been adjusting the inventory deployment initiatives to better align inventory at the facilities with needs of its customers. Each location is expected to carry a mix of inventory to adequately service their customers. Once the Company's current inventory initiatives are fully implemented, including the impact of the sale of inventory at our Houston and Edmonton locations, further reductions in slow-moving and excess inventory and the full alignment and execution of its purchase plans with current market dynamics, it expects days sales in inventory to return to more normal levels of approximately 150 days.

•
During 2015, decreases in accounts payable and accrued liabilities used $6.2 million of cash compared to the use of $1.2 million of cash in 2014. Accounts payable days outstanding was 39.0 for 2015 and 44.2 for 2014.

The Company obtained an extension on its senior secured asset based revolving credit facility (the "Revolving Credit Facility") in December 2014, which extended the maturity date from December 15, 2015 to December 10, 2019 (or 91 days prior to the maturity date of the Company's Senior Secured Notes or Convertible Notes if they have not been refinanced). In January 2014, the Company partially exercised the accordion option under the Revolving Credit Facility to increase the aggregate commitments by $25.0 million. As a result, the Company's borrowing capacity increased from $100.0 million to $125.0 million. The Company maintains the option to exercise the accordion for an additional $25.0 million of aggregate commitments in the future, assuming it meets certain thresholds for incurring additional debt. As of December 31, 2015, the Company did not meet the thresholds to exercise the additional $25.0 million accordion under the Revolving Credit Facility.

EXHIBIT 99.2

As noted above, the Company‘s principal sources of liquidity are cash flows from operations and available borrowing capacity under its revolving credit facility. The Company currently plans that it will have sufficient cash flows from its operations (including planned inventory reductions) to continue as a going concern, however, these plans rely on certain underlying assumptions and estimates that may differ from actual results. Such assumptions include improvements in operating results and cash flows driven by the restructuring activities taken during 2015 that streamlined the Company’s organizational structure, lowered operating costs and increased liquidity.  The Company’s plans also included the sale for cash of all of its remaining inventory at its Houston and Edmonton facilities and the sale of its wholly-owned subsidiary, TPI (see Note 2 – Discontinued Operation to the consolidated financial statements).Both of these actions were completed in the first quarter of 2016 (see Note 16 - Subsequent Events to the consolidated financial statements) and provide liquidity in addition to the planned operating cash flows to meet working capital needs, capital expenditures and debt service obligations for the next twelve months.
In February 2016, the Company completed a private exchange offer and consent solicitation (the “Exchange Offer”) to certain eligible holders to exchange new 12.75% Senior Secured Notes due 2018 (the “New Notes”) in exchange for the Company’s outstanding 12.75% Senior Secured Notes due 2016 (the “Existing Notes”). In connection with the Exchange Offer, the Company issued $203.3 million aggregate principal amount of New Notes, leaving $6.7 million aggregate principal amount of Existing Notes outstanding. The Company maintains a contractual right to exchange approximately $3.0 million of the remaining Existing Notes with New Notes prior to their maturity date or the Company may redeem some or all of the Existing Notes at a redemption price of 100% of the principal amount, plus accrued and unpaid interest. In conjunction with the Exchange Offer, the Company solicited consents to certain proposed amendments to the Existing Notes and the related indenture (the “Existing Indenture”) providing for, among other things, elimination of substantially all restrictive covenants and certain events of default in the Existing Indenture and releasing all of the collateral securing the Existing Notes and related guarantees.
Additionally, the Company has entered into Transaction Support Agreements (the “Support Agreements”) with holders (the “Supporting Holders”) of $51.6 million, or 89.7%, of the aggregate principal amount of the Company’s outstanding 7.00% Convertible Senior Notes due 2017 (the “Existing Convertible Notes”). The Support Agreements provide for the terms of exchanges in which the Company has agreed to issue new 5.25% Senior Secured Convertible Notes due 2019 (the “New Convertible Notes”) in exchange for outstanding Existing Convertible Notes (the “Convertible Note Exchange”).
For additional information regarding the terms of the New Notes and the Convertible Notes, see Note 5 – Debt to the consolidated financial statements.
With this exchange, the Company has positioned itself to extend the maturity of a substantial portion of its long-term debt for up to two years. The Company further plans to reduce its long-term debt through the continued reduction in inventory as well as sales of under-performing and non-core assets. On March 15, 2016, the Company completed the sale of its wholly-owned subsidiary, TPI. In addition, in February 2016 the Company announced the sale of inventory from its Houston and Edmonton facilities that primarily service the oil and gas industries. With the sale of this inventory, the Company will be closing its Houston and Edmonton facilities and generating further proceeds from the sale of equipment related to the facilities. The Company plans to use the proceeds from the sale of TPI and the sale of the Houston and Edmonton inventories to pay down its long-term debt. The Company plans to further pay down its long-term debt with the proceeds from the planned sale of the Houston and Edmonton equipment.
With approximately $40 million in cost improvement expected as a result of the Company's new restructuring plan, the extension of a substantial portion of its long-term debt maturity through 2018, and the reduction in debt through use of proceeds from the sale of inventory at its Houston and Edmonton facilities and the sale of its TPI subsidiary, management believes the Company will be able to generate sufficient cash from operations and planned working capital improvements to fund its ongoing capital expenditure programs and meet its debt obligations for at least the next twelve months. Furthermore, the Company has available borrowing capacity under the asset-based Revolving

EXHIBIT 99.2

Credit Facility, as described below, although the borrowing capacity has decreased as a result of the Company’s first quarter 2016 sale of its Edmonton and Houston inventory and TPI subsidiary.
The Company's debt agreements impose significant operating and financial restrictions which may prevent the Company from executing certain business opportunities, such as making acquisitions or paying dividends, among other things. The Revolving Credit Facility contains a springing financial maintenance covenant requiring the Company to maintain the ratio (as defined in the Revolving Credit Facility Loan and Security Agreement) of EBITDA to fixed charges of 1.1 to 1.0 when excess availability is less than the greater of 10% of the calculated borrowing base (as defined in the Revolving Credit Facility Loan and Security Agreement) or $12.5 million. In addition, if excess availability is less than the greater of 12.5% of the calculated borrowing base (as defined in the Revolving Credit Facility Loan and Security Agreement) or $15.6 million, the lender has the right to take full dominion of the Company’s cash collections and apply these proceeds to outstanding loans under the Revolving Credit Agreement (“Cash Dominion”). The Company's ratio of EBITDA to fixed charges was negative for the year ended December 31, 2015. At this negative ratio, the Company's current maximum borrowing capacity is $96.2 million before triggering Cash Dominion. Based on the Company’s cash projections, it does not anticipate a scenario whereby Cash Dominion would occur during the next twelve months.
Additional unrestricted borrowing capacity under the Revolving Credit Facility at December 31, 2015 was as follows:

Maximum borrowing capacity	$125.0
Minimum excess availability before triggering Cash Dominion	(15.6)
Letters of credit and other reserves	(13.2)
Current maximum borrowing capacity	$96.2
Borrowings	(66.1)
Additional unrestricted borrowing capacity	$30.1
Through its ongoing restructuring and refinancing efforts, the Company is committed to achieving a strong financial position while maintaining sufficient levels of available liquidity, managing working capital and monitoring the Company’s overall capitalization. Cash and cash equivalents at December 31, 2015 were $11.1 million with approximately $3.1 million of the Company’s consolidated cash and cash equivalents balance residing in the United States. As foreign earnings are permanently reinvested, availability under the Company’s Revolving Credit Facility would be used to fund operations in the United States should the need arise in the future.
Working capital, defined as current assets less current liabilities, and the balances of its significant components were as follows:

	December 31,		Working Capital
	2015	2014	Increase (Decrease)
Working capital	$256.4	$413.9	$(157.5)
Inventory	216.1	340.3	(124.2)
Accounts receivable	73.2	111.7	(38.5)
Accounts payable	45.6	60.7	15.1
Accrued and other current liabilities	16.8	16.8	0.0
Accrued payroll and employee benefits	11.2	9.3	(1.9)
Cash and cash equivalents	11.1	8.5	2.6

EXHIBIT 99.2

The Company monitors its overall capitalization by evaluating total debt to total capitalization. Total debt to total capitalization is defined as the sum of short-term and long-term debt, divided by the sum of total debt and stockholders’ equity. Total debt to total capitalization was 87.1% as of December 31, 2015 and 54.6% as of December 31, 2014, calculated as follows:

	December 31,	December 31,
	2015	2014
Total debt	$317.6	$303.3

Stockholders' equity	$47.0	$252.6
Total debt	317.6	303.3
Total capitalization	$364.6	$555.9

Total debt-to-total capitalization	87.1%	54.6%
The Company plans to improve its total debt to total capitalization by improving operating results, managing working capital and using cash from operations as well as cash from the sale of under-performing and non-core assets to repay existing debt. As and when permitted by the terms the agreements governing the Company's outstanding indebtedness, depending on market conditions, the Company may decide in the future to refinance, redeem or repurchase its debt and take other steps to reduce its debt or lease obligations or otherwise improve its overall financial position and balance sheet.
With the execution of the Exchange Offer, in February 2016 Standard & Poor's upgraded the Company's debt rating to CCC- from D and affirmed the Company's negative outlook. Also in February 2016, Moody's Investor Services downgraded the Company's debt rating to C from Caa2 and also affirmed the Company's stable outlook. The above ratings are not a recommendation to buy, sell or hold securities. With the completion of the Exchange Offer, both Standard & Poor's and Moody's Investor Services have withdrawn all ratings on the Company.

Capital Expenditures
Cash paid for capital expenditures for 2015 was $7.2 million compared to $11.2 million in 2014. The expenditures during 2015 were comprised of approximately $2.8 million for leasehold improvements at the Company's new warehouse in Janesville, Wisconsin, $0.6 million for the Company's e-commerce platform, and $0.4 million related to facility consolidations. The balance of the capital expenditures in 2015 are the result of normal equipment, building improvement and furniture and fixture upgrades throughout the year. Management believes that capital expenditures will be approximately $5.0 million to $6.0 million in 2016.

EXHIBIT 99.2

Contractual Obligations and Other Commitments
The following table includes information about the Company’s contractual obligations that impact its short-term and long-term liquidity and capital needs. The table includes information about payments due under specified contractual obligations and is aggregated by type of contractual obligation. It includes the maturity profile of the Company’s consolidated long-term debt, operating leases and other long-term liabilities.
At December 31, 2015, the Company’s contractual obligations, including estimated payments by period, were as follows:

Payments Due In	Total	Less Than One Year	One to Three Years	Three to Five Years	More Than Five Years
Long-term debt obligations (excluding capital lease obligations) (a)	$333.6	$6.7	$260.8	$66.1	$—
Interest payments on debt obligations (b)	88.5	30.8	55.9	1.8	—
Capital lease obligations	0.4	0.3	0.1	—	—
Operating lease obligations	60.0	11.0	18.9	14.6	15.5
Build-to-suit lease obligation (c)	19.1	0.7	2.3	2.4	13.7
Purchase obligations (d)	187.5	159.2	28.3	—	—
Other (e)	1.6	1.6	—	—	—
Total	$690.7	$210.3	$366.3	$84.9	$29.2

a)
Long-term debt obligation payment schedule shown reflects the Exchange Offer whereby the Company issued $203.3 million aggregate principal amount of New Notes due 2018, leaving a $6.7 million aggregate principal Existing Notes due 2016. The Company maintains the contractual right to exchange approximately $3 million of the remaining Existing Notes due 2016 with New Notes due 2018 prior to their maturity date, although the exchange of this debt is not assumed in the table above. Borrowings outstanding on the Company's Revolving Credit Facility due December 10, 2019 will become due 91 days prior to the maturity date of the Company's $6.7 million Existing Notes due December 15, 2016 or $57.5 million Convertible Notes due December 15, 2017 if they have not been refinanced.

b)
Interest payments on debt obligations represent interest on all Company debt outstanding as of December 31, 2015 including the imputed interest on capital lease payments. The interest payment amounts related to the variable rate component of the Company's debt assume that interest will be paid at the rates prevailing at December 31, 2015. Future interest rates may change and actual interest payments could differ from those disclosed in the table above.

c)
The Company entered into a lease agreement for its new operating facility in Janesville, Wisconsin. For accounting purposes only, the Company has determined that this is a build-to-suit lease. Amounts represent future rent payments to be made on the lease which are allocated for accounting purposes between a reduction in the build-to-suit liability over the life of the build-to-suit lease obligation and interest expense.

d)
Purchase obligations consist of raw material purchases made in the normal course of business. The Company has contracts to purchase minimum quantities of material with certain suppliers. For each contractual purchase obligation, the Company generally has a purchase agreement from its customer for the same amount of material over the same time period.

e)	Other is comprised of deferred revenues that represent commitments to deliver products.
The table and corresponding footnotes above do not include $30.8 million of non-current liabilities recorded on the Consolidated Balance Sheets. These non-current liabilities consist of $18.7 million of liabilities related to the Company’s non-funded pension and postretirement benefit plans for which payment periods cannot be determined. Non-current liabilities also include $4.2 million of deferred income taxes and $7.9 million of other non-current liabilities, which were excluded from the table as the amounts due and timing of payments (or receipts) at future contract settlement dates cannot be determined. Included in the $7.9 million of other non-current liabilities is $5.5 million associated with the Company's withdrawal from a multi-employer pension plan for which the payment periods cannot be determined.

EXHIBIT 99.2

Pension Funding
The Company’s funding policy on its defined benefit pension plans is to satisfy the minimum funding requirements of the Employee Retirement Income Security Act (“ERISA”). Future funding requirements are dependent upon various factors outside the Company’s control including, but not limited to, fund asset performance and changes in regulatory or accounting requirements. Based upon factors known and considered as of December 31, 2015, the Company does not anticipate making significant cash contributions to the pension plans in 2016.
The investment target portfolio allocation for the Company-sponsored pension plans and supplemental pension plan focuses primarily on corporate fixed income securities that match the overall duration and term of the Company’s pension liability structure. Refer to “Retirement Plans” within Critical Accounting Policies and Note 10 - Employee Benefit Plans to the consolidated financial statements for additional details regarding other plan assumptions.

Off-Balance Sheet Arrangements
With the exception of letters of credit and operating lease financing on certain equipment used in the operation of the business, it is not the Company’s general practice to use off-balance sheet arrangements, such as third-party special-purpose entities or guarantees of third parties.
As of December 31, 2015, the Company had $10.1 million of irrevocable letters of credit outstanding which primarily consisted of $5.0 million for its new warehouse in Janesville, Wisconsin, $2.0 million for collateral associated with commodity hedges and $1.8 million for compliance with the insurance reserve requirements of its workers’ compensation program.
The Company was party to a multi-employer pension plan in Ohio. In connection with the April 2015 restructuring plan, the Company elected to withdraw from the Ohio multi-employer pension plan. The liability associated with the withdrawal from this plan is estimated by the Company to be $5.5 million at December 31, 2015 and has been charged to restructuring expense (income) in the Consolidated Statement of Operations and Comprehensive Loss for the year ended December 31, 2015. The Company incurred a withdrawal liability of $0.7 million which was charged to restructuring expense (income) in the Consolidated Statement of Operations and Comprehensive Loss for the year ended December 31, 2013 related to its 2013 restructuring activities and subsequent withdrawal from a multi-employer pension plan for employees of a plant closed in California. With the withdrawal from the Ohio and California multi-employer plans, the Company does not participate in any multi-employer pension plans as of December 31, 2015.
Obligations of the Company associated with its leased equipment are disclosed under the Contractual Obligations and Other Commitments section.

Critical Accounting Policies
The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, and include amounts that are based on management’s estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. The following is a description of the Company’s accounting policies that management believes require the most significant judgments and estimates when preparing the Company’s consolidated financial statements:
Revenue Recognition — Revenue from the sale of products is recognized when the earnings process is complete and when the title and risk and rewards of ownership have passed to the customer, which is primarily at the time of shipment. Revenue recognized other than at time of shipment represented less than 2% of the Company’s consolidated net sales for the years ended December 31, 2015, 2014 and 2013. Revenue from shipping and handling charges is recorded in net sales. Provisions for allowances related to sales discounts and rebates are recorded based on terms of the sale in the period that the sale is recorded. Management utilizes historical information and the current sales trends of the

EXHIBIT 99.2

business to estimate such provisions. Actual results could differ from these estimates. The provisions related to discounts and rebates due to customers are recorded as a reduction within net sales in the Company’s Consolidated Statements of Operations and Comprehensive Loss.
The Company maintains an allowance for doubtful accounts related to the potential inability of our customers to make required payments. The allowance for doubtful accounts is maintained at a level considered appropriate based on historical experience and specific identification of customer receivable balances for which collection is unlikely. The provision for doubtful accounts is recorded in sales, general and administrative expense in the Company’s Consolidated Statements of Operations and Comprehensive Loss. Estimates of doubtful accounts are based on historical write-off experience as a percentage of net sales and judgments about the probable effects of economic conditions on certain customers, which can fluctuate significantly from year to year. The Company cannot be certain that the rate of future credit losses will be similar to past experience.
The Company also maintains an allowance for credit memos for estimated credit memos to be issued against current sales. Estimates of allowance for credit memos are based upon the application of a historical issuance lag period to the average credit memos issued each month. If actual results differ significantly from historical experience, there could be a negative impact on the Company’s operating results.
Income Taxes — The Company accounts for income taxes using the asset and liability method, under which deferred income tax assets and liabilities are recognized based upon anticipated future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. The Company regularly reviews deferred tax assets to assess whether it is more-likely-than-not that the deferred tax assets will be realized and, if necessary, establish a valuation allowance for portions of such assets to reduce the carrying value.
For purposes of assessing whether it is more-likely-than-not that deferred tax assets will be realized, the Company considers the following four sources of taxable income for each tax jurisdiction: (a) future reversals of existing taxable temporary differences, (b) projected future earnings, (c) taxable income in carryback years, to the extent that carrybacks are permitted under the tax laws of the applicable jurisdiction, and (d) tax planning strategies, which represent prudent and feasible actions that a company ordinarily might not take, but would take to prevent an operating loss or tax credit carryforward from expiring unused. To the extent that evidence about one or more of these sources of taxable income is sufficient to support a conclusion that a valuation allowance is not necessary, other sources need not be considered. Otherwise, evidence about each of the sources of taxable income is considered in arriving at a conclusion about the need for and amount of a valuation allowance. See Note 12 - Income Taxes to the consolidated financial statements, for further information about the Company's valuation allowance assessments.
The Company has incurred significant losses in recent years. The Company’s operations in the United States and Canada continue to have cumulative pre-tax losses for the three-year period ended December 31, 2015.  As a result of the Company now being in a net deferred tax asset position as of December 31, 2015 in these jurisdictions, coupled with the negative evidence of significant cumulative three-year pre-tax losses, the Company recognized a valuation allowance against its net deferred tax assets in the United States and Canada during the second and fourth quarter of 2015, respectively. The Company continues to maintain valuation allowances against its net deferred tax asset positions in China, France, and the UK due to negative evidence such as historical pre-tax and taxable losses.
The Company is subject to taxation in the United States, various states and foreign jurisdictions. Significant judgment is required in determining the worldwide provision for income taxes and recording the related income tax assets and liabilities. It is possible that actual results could differ from the estimates that management has used to determine its consolidated income tax expense.
The Company accounts for uncertainty in income taxes by recognizing the financial statement benefit of a tax position only after determining that the relevant tax authority would more-likely-than-not sustain the position following an audit. For tax positions meeting the more-likely-than-not criteria, the amount recognized in the consolidated financial

EXHIBIT 99.2

statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority.
The Company’s investment in the joint venture is through a 50% interest in a limited liability corporation (LLC) taxed as a partnership. The joint venture has two subsidiaries organized as individually taxed C-Corporations. The Company includes in its income tax provision the income tax liability on its share of the income of the joint venture and its subsidiaries. The income tax liability of the joint venture itself is generally treated as a current income tax expense and the income tax liability associated with the profits of the two subsidiaries of the joint venture is treated as deferred income tax expense. The Company cannot independently cause a dividend to be declared by one of the subsidiaries of the joint venture, therefore no benefit of a dividend received deduction can be recognized in the Company's tax provision until a dividend is declared. If one of the C-Corporation subsidiaries of the joint venture declares a dividend payable to the joint venture, the Company recognizes a benefit for the 80% dividends received deduction on its 50% share of the dividend.
Retirement Plans — The Company values retirement plan liabilities based on assumptions and valuations established by management. Future valuations are subject to market changes, which are not in the control of the Company and could differ materially from the amounts currently reported. The Company evaluates the discount rate and expected return on assets at least annually and evaluates other assumptions involving demographic factors, such as retirement age, mortality and turnover periodically, and updates them to reflect actual experience and expectations for the future. Actual results in any given year will often differ from actuarial assumptions because of economic and other factors.
Accumulated and projected benefit obligations are expressed as the present value of future cash payments which are discounted using the weighted average of market-observed yields for high quality fixed income securities with maturities that correspond to the payment of benefits. Lower discount rates increase present values and subsequent-year pension expense; higher discount rates decrease present values and subsequent-year pension expense. Discount rates used for determining the Company’s projected benefit obligation for its pension plans were 4.00% and 3.75% at December 31, 2015 and 2014, respectively.
During the fourth quarter of 2015, the Company changed the methodology used to estimate the service and interest cost components of net periodic pension cost and net periodic postretirement benefit cost for the Company’s pension and other postretirement benefit plans. Previously, the Company estimated such cost components utilizing a single weighted-average discount rate derived from the market-observed yield curves of high-quality fixed income securities used to measure the pension benefit obligation and accumulated postretirement benefit obligation.  The new methodology utilizes a full yield curve approach in the estimation of these cost components by applying the specific spot rates along the yield curve to their underlying projected cash flows and provides a more precise measurement of service and interest costs by improving the correlation between projected cash flows and their corresponding spot rates. The change does not affect the measurement of the Company’s pension obligation or accumulated postretirement benefit obligation. The Company has accounted for this change as a change in accounting estimate and it will be applied prospectively starting in 2016. The adoption of the spot rate approach is expected to decrease the service cost and interest cost components of net periodic pension and postretirement benefit costs by approximately $1.2 million in 2016.
The Company’s pension plan asset portfolio as of December 31, 2015 is primarily invested in fixed income securities with a duration of approximately 12 years. The assets generally fall within Level 2 of the fair value hierarchy. Assets in the Company’s pension plans have earned approximately 8% since 2008 when the Company changed its target investment allocation to focus primarily on fixed income securities. In 2015, the pension plan assets lost approximately 2%.The target investment asset allocation for the pension plans’ funds focuses primarily on corporate fixed income securities that match the overall duration and term of the Company’s pension liability structure. There was a funding deficit of approximately 5% at both December 31, 2015 and December 31, 2014.
To determine the expected long-term rate of return on the pension plans’ assets, current and expected asset allocations are considered, as well as historical and expected returns on various categories of plan assets.

EXHIBIT 99.2

The Company used the following weighted average discount rates and expected return on plan assets to determine the net periodic pension cost:

	2015	2014
Discount rate	3.50 - 3.75%	4.50%
Expected long-term rate of return on plan assets	5.25%	5.25%
Holding all other assumptions constant, the following table illustrates the sensitivity of changes to the discount rate and long-term rate of return assumptions on the Company’s net periodic pension cost (amounts in millions):

Impact on 2015 Expenses - increase (decrease)
50 basis point decrease in discount rate	$1.0
50 basis point increase in discount rate	$(1.2)
50 basis point decrease in expected return on assets	$0.9
Goodwill and Other Intangible Assets Impairment — The Company tests goodwill for impairment at the reporting unit level on an annual basis and more often if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. The Company assesses, at least quarterly, whether any triggering events have occurred.
A two-step method is used for determining goodwill impairment. The first step is performed to identify whether a potential impairment exists by comparing each reporting unit’s fair value to its carrying value. If the carrying value of a reporting unit exceeds its fair value, the next step it to measure the amount of impairment loss, if any.
The determination of the fair value of the reporting unit requires significant estimates and assumptions to be made by management. The fair value of each reporting unit is estimated using a combination of an income approach, which estimates fair value based on a discounted cash flow analysis using historical data, estimates of future cash flows and discount rates based on the view of a market participant, and a market approach, which estimates fair value using market multiples of various financial measures of comparable public companies. In selecting the appropriate assumptions the Company considers: the selection of appropriate peer group companies; control premiums appropriate for acquisitions in the industry in which the Company competes; discount rates; terminal growth rates; long-term projections of future financial performance; and relative weighting of income and market approaches. The long-term projections used in the valuation are developed as part of the Company’s annual long-term planning process. The discount rates used to determine the fair values of the reporting units are those of a hypothetical market participant which are developed based upon an analysis of comparable companies and include adjustments made to account for any individual reporting unit specific attributes such as, size and industry.
The Company completed its December 1, 2015 annual goodwill impairment test for its wholly-owned subsidiary, TPI. As of December 1, 2015, TPI had a goodwill balance of approximately $13.0 million that is reflected in Noncurrent assets of discontinued operations on the Consolidated Balance Sheet and no indefinite lived intangible assets. A combination of the income approach and the market approach was utilized to estimate the reporting unit's fair value. TPI had an estimated fair value that exceeded its carrying value by 24.6%. Under the income approach, the following key assumptions were used in the TPI discounted cash flow analysis:

Discount rate	12.0%
5-year revenue CAGR	3.2%
Terminal growth rate	2.0%

EXHIBIT 99.2

Under the market approach, the Company used a multiple of future earnings before interest, taxes, depreciation and amortization (“EBITDA”) of 5.5. The Company considers several factors in estimating the EBITDA multiple including a reporting unit's market position, gross and operating margins and prospects for growth, among other factors.
If the reporting unit's carrying value exceeded its fair value, additional valuation procedures would have been required to determine whether the reporting unit's goodwill was impaired, and to the extent goodwill was impaired, the magnitude of the impairment charge.
Although the Company believes its estimates of fair value are reasonable, actual financial results could differ from those estimates due to the inherent uncertainty involved in making such estimates. Changes in assumptions concerning future financial results or other underlying assumptions could have a significant impact on either the fair value of the reporting unit, the amount of the goodwill impairment charge, or both. Future declines in the overall market value of the Company’s equity may also result in a conclusion that the fair value of the reporting unit has declined below its carrying value.
The majority of the Company’s recorded intangible assets were acquired as part of the Transtar and Tube Supply acquisitions in September 2006 and December 2011, respectively, and consist of customer relationships, non-compete agreements, trade names and developed technology. The initial values of the intangible assets were based on a discounted cash flow valuation using assumptions made by management as to future revenues from select customers, the level and pace of attrition in such revenues over time and assumed operating income amounts generated from such revenues. The intangible assets are amortized over their useful lives, which are 4 to 12 years for customer relationships, 3 years for non-compete agreements, 1 to 10 years for trade names and 3 years for developed technology. Useful lives are estimated by management and determined based on the timeframe over which a significant portion of the estimated future cash flows are expected to be realized from the respective intangible assets. Furthermore, when certain conditions or certain triggering events occur, a separate test for impairment, which is included in the impairment test for long-lived assets discussed below, is performed. If the intangible asset is deemed to be impaired, such asset will be written down to its fair value. In the fourth quarter of 2015, the Company determined that the customer relationships and trade names intangible assets associated with the Tube Supply acquisition were impaired and the full carrying values of these intangible assets were written down to zero. The non-compete agreements and developed technology intangible assets were fully amortized in the year ended December 31, 2014. See Note 4 - Goodwill and Intangible Assets to the consolidated financial statements for detailed information on goodwill and intangible assets.
Inventories — Inventories consist primarily of finished goods. During the fourth quarter of 2015, the Company elected to change its method of inventory costing for its U.S. metals inventory to the average cost method from the last-in first-out (LIFO) method. The Company's foreign metals operations also determine costs using the average cost method.  The Company decided not to change its method of accounting for TPI’s inventory as the Company was marketing TPI for sale. After the sale of TPI, all of the Company's inventory will be accounted for using the average cost method.
Inventories are stated at the lower of cost or market. The market price of metals is subject to volatility. During periods when open-market prices decline below net book value, we may need to record a provision to reduce the carrying value of our inventory. We analyze the carrying value of inventory for impairment if circumstances indicate impairment may have occurred. If an impairment occurs, the amount of impairment loss is determined by measuring the excess of the carrying value of inventory over the net realizable value of inventory.
The Company maintains an allowance for excess and obsolete inventory. The excess and obsolete inventory allowance is determined through the specific identification of material, adjusted for expected scrap value to be received, based upon product knowledge, estimated future demand, market conditions and an aging analysis of the inventory on hand.  Inventory in excess of our estimated usage requirements is written down to its estimated net realizable value.
Long-Lived Assets — The Company’s long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset or asset group to future net cash flows

EXHIBIT 99.2

(undiscounted and without interest charges) expected to be generated by the asset or asset group. If future net cash flows are less than the carrying value, the asset or asset group may be impaired. If such assets are impaired, the impairment charge is calculated as the amount by which the carrying amount of the assets exceeds the fair value of the assets. Determining whether impairment has occurred typically requires various estimates and assumptions, including determining which undiscounted cash flows are directly related to the potentially impaired asset, the useful life over which cash flows will occur, their amount, and the asset’s residual value, if any. The Company derives the required undiscounted cash flow estimates from historical experience and internal business plans.
In conjunction with the Company’s plans to reduce its indebtedness and increase liquidity, in the fourth quarter of 2015, the Company made a decision to start exploring opportunities related to certain of its under-performing oil and gas inventory and equipment. In connection with this decision, the Company began marketing for sale the inventory and equipment of its Houston and Edmonton locations. In February 2016, the Company entered into an agreement to sell all of the inventory at the Houston and Edmonton locations as well as the Tube Supply trade name. The Company has further plans to close both of these locations. Given these factors, the Company determined that as of December 31, 2015 certain of its intangible assets including the Tube Supply customer relationships and trade name acquired in connection with the Tube Supply acquisition in 2011, no longer have a remaining useful life and a $33.7 million non-cash impairment charge (none of which is deductible for tax purposes in 2015) was recorded for the year ended December 31, 2015. The non-cash impairment charge removed all the remaining finite-lived intangible assets associated with the Tube Supply acquisition, leaving only customer relationships intangible assets. The majority of the remaining customer relationships intangible assets were acquired as part of the acquisition of Transtar on September 5, 2006.
Due to continued sales declines, net losses and lower than projected cash flows, the Company tested its long-lived assets for impairment during the fourth quarter of 2015. Testing of the Company's other long-lived assets indicated that the undiscounted cash flows of those assets exceeded their carrying values, and the Company concluded that no impairment existed at December 31, 2015 and the remaining useful lives of its long-lived assets were appropriate. The Company also tested its long-lived assets for impairment at May 31, 2014, the date of the Company's interim goodwill impairment analysis, and in the second quarter of 2015 in conjunction with the announced restructuring activities. Both times, the Company concluded that no impairment existed and the remaining useful lives of its long-lived assets were appropriate. The Company will continue to monitor its long-lived assets for impairment.
Share-Based Compensation — The Company offers share-based compensation to executives, other key employees and directors. Share-based compensation expense is recognized ratably over the vesting period or performance period, as appropriate, based on the grant date fair value of the stock award. The Company may either issue shares from treasury or new shares upon share option exercise or award issuance. Management estimates the probable number of awards which will ultimately vest when calculating the share-based compensation expense for its long-term compensation plans ("LTC Plans") and short-term incentive plans ("STI Plans"). As of December 31, 2015, the Company’s weighted average forfeiture rate is approximately 46%. The actual number of awards that vest may differ from management’s estimate.
Stock options and non-vested shares generally vest in one to three years for executives and employees and three years for directors. Stock options have an exercise price equal to the market price of the Company’s stock on the grant date (options granted in 2015) or the average closing price of the Company’s stock for the ten trading days preceding the grant date (options granted in 2010) and have a contractual life of eight to ten years. Stock options are valued using a Black-Scholes option-pricing model. Non-vested shares are valued based on the market price of the Company's stock on the grant date.

EXHIBIT 99.2

The Company granted non-qualified stock options under its 2015 short-term incentive plan ("2015 STI Plan") and 2015 long-term compensation plan ("2015 LTC plan"). The grant date fair value of these stock option awards were estimated using a Black-Scholes option pricing model with the following assumptions:

	2015 STI Plan	2015 LTC Plan
Expected volatility	56.1%	55.7%
Risk-free interest rate	1.8%	1.8%
Expected life (in years)	6.00	5.80
Expected dividend yield	—	—
Under the 2015 LTC Plans, the total potential award is comprised of non-qualified stock options and restricted share units ("RSUs"), which are time vested and once vested entitle the participant to receive one share of the Company's common stock. Under the 2014 and 2013 LTC Plans, the total potential award is comprised of restricted share units and performance share units ("PSUs") which are based on the Company's performance compared to target goals. The PSUs awarded are based on two independent conditions, the Company’s relative total shareholder return (“RTSR”), which represents a market condition, and Company-specific target goals for Return on Invested Capital (“ROIC”) as defined in the LTC Plans. RSUs generally vest in three years. RSU and ROIC PSU awards are valued based on the market price of the Company's stock on the grant date, and the value of RTSR PSU awards is estimated using a Monte Carlo simulation model.
No PSUs were awarded under the 2015 LTC plan. The grant date fair value of RTSR PSU awards under the active LTC Plans were estimated using a Monte Carlo simulation with the following assumptions:

	2014	2013
Expected volatility	40.8%	59.5%
Risk-free interest rate	0.79%	0.38%
Expected life (in years)	2.77	2.82
Expected dividend yield	—	—
RTSR is measured against a group of peer companies either in the metals industry or in the industrial products distribution industry (the "RTSR Peer Group") over a three-year performance period as defined in the LTC Plans. The threshold, target and maximum performance levels for RTSR are the 25th, 50th and 75th percentile, respectively, relative to RTSR Peer Group performance. Compensation expense for RTSR PSU awards is recognized regardless of whether the market condition is achieved to the extent the requisite service period condition is met.
ROIC is measured based on the Company's average actual performance versus Company-specific goals as defined in each of the LTC Plans over a three-year performance period. Compensation expense recognized is based on management's expectation of future performance compared to the pre-established performance goals. If the performance goals are not expected to be met, no compensation expense is recognized for the ROIC PSU awards and any previously recognized compensation expense is reversed.
Final RTSR and ROIC PSU award vesting will occur at the end of the three-year performance period, and distribution of PSU awards granted under the LTC Plans are determined based on the Company’s actual performance versus the target goals for a three-year performance period, as defined in each plan. Partial awards can be earned for performance that is below the target goal, but in excess of threshold goals; and award distributions up to twice the target can be achieved if the target goals are exceeded.

EXHIBIT 99.2

Unless covered by a specific change-in-control or severance arrangement, participants to whom RSUs, PSUs, stock options and non-vested shares have been granted must be employed by the Company on the vesting date or at the end of the performance period, as appropriate, or the award will be forfeited.
Fair Value of Financial Instruments — The three-tier value hierarchy the Company utilizes, which prioritizes the inputs used in the valuation methodologies, is:
Level 1—Valuations based on quoted prices for identical assets and liabilities in active markets.
Level 2—Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.
Level 3—Valuations based on unobservable inputs reflecting our own assumptions, consistent with reasonably available assumptions made by other market participants.
The fair value of cash, accounts receivable and accounts payable approximate their carrying values. The fair value of cash equivalents are determined using the fair value hierarchy described above. Cash equivalents consisting of money market funds are valued based on quoted prices in active markets and as a result are classified as Level 1.
The Company’s pension plan asset portfolio as of December 31, 2015 and 2014 is primarily invested in fixed income securities, which generally fall within Level 2 of the fair value hierarchy. Fixed income securities are valued based on evaluated prices provided to the trustee by independent pricing services. Such prices may be determined by factors which include, but are not limited to, market quotations, yields, maturities, call features, ratings, institutional size trading in similar groups of securities and developments related to specific securities.
Fair value disclosures for the Senior Secured Notes are determined based on recent trades of the bonds and fall within Level 2 of the fair value hierarchy. The fair value of the Convertible Notes, which fall within Level 3 of the fair value hierarchy, is determined based on similar debt instruments that do not contain a conversion feature, as well as other factors related to the callable nature of the notes.
The main inputs and assumptions into the fair value model for the Convertible Notes at December 31, 2015 were as follows:

Company's stock price at the end of the period	$1.59
Expected volatility	67.80%
Credit spreads	69.21%
Risk-free interest rate	1.05%
Given the nature and the variable interest rates, the Company has determined that the fair value of borrowings under the Revolving Credit Facility approximates the carrying value.
Fair value of commodity hedges is based on information which is representative of readily observable market data. Derivative liabilities associated with commodity hedges are classified as Level 2 in the fair value hierarchy.

Recent Accounting Pronouncements
See Note 1 - Basis of Presentation and Significant Accounting Policies to the consolidated financial statements for detailed information on recent accounting pronouncements.